››› KfW – A two minute guide

KFW

Filed pursuant to Rule 433
Registration No. 333-192196

The following information is dated February 10, 2014 and has not been subsequently updated. No person other than KfW has been authorized to use or distribute this document.

KfW at a glance

- The promotional bank of the Federal Republic of Germany, established in 1948 as a public law institution
- Benefits from explicit and direct statutory guarantee and institutional liability from the Federal Republic of Germany, expressly provided in the KfW law
- Regulated by the "Law concerning KfW" and exempt from corporate taxes
- Supervision by the German Federal Ministry of Finance and the German Financial Supervisory Authority "BaFin"
- Subject to certain provisions of the German Banking Act by analogy, large parts only effective as of July 1, 2016

Ownership structure



20%
80%
Federal Republic of Germany
German federal states

SAFE

Our credit quality*

The Law Concerning KfW expressly provides that the Federal Republic of Germany guarantees all existing and future obligations of KfW in respect of money borrowed, bonds and notes issued and derivative transactions entered into by KfW, as well as obligations of third parties that are expressly guaranteed by KfW (Law Concerning KfW, § 1a).

Rating agency	Short-term rating	Long-term rating	Outlook
Fitch Ratings	F1+	AAA	Stable
Moody's	P-1	Aaa	Negative**
Standard & Poor's	A-1+	AAA	Stable

* A rating is not a recommendation to buy, hold or sell the securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.
** Outlook changed to "negative" on July 25, 2012.

SOLID

Our financial performance

(consolidated financial statements prepared in accordance with IFRS as adopted by the EU; capital ratios are calculated on the basis of the German Banking Act)

EUR in mn	2012	2011	2010
Total promotional business volume	73,420	70,390	81,351
Operating result before valuation	2,246	1,869	2,302
Consolidated profit	2,384	2,068	2,631
Total assets*	511,622	493,337	440,280
Equity*	20,692	17,847	15,784
Tier 1 ratio*	18.2%	15.4%	12.4%
Total capital ratio*	20.6%	17.8%	14.7%

* As of December 31

SUSTAINABLE

Our responsibility

We take particular responsibility for promoting the protection of the environment and the climate
Share of total promotional business volume in 2012: 40%

Our main activities comprise:

- Promotion of small and medium-sized enterprises, business founders, start-ups and self-employed professionals
- Provision of housing-related loans and grants as well as financing for education to private individuals
- Financing for infrastructure projects, primarily for municipalities, and global funding to other German regional development agencies and financial institutions
- Export and project finance
- Promotion of developing and transition countries

››› KfW – A two minute guide

KfW is one of the largest regular borrowers in international capital markets.
We are committed to a responsible issuance strategy focusing on the liquidity and stability of our bonds.

Our funding strategy and instruments

1st pillar	2nd pillar	3rd pillar

Benchmark Programs (EUR & USD)
› Global format - SEC registered
› Target size: 3 - 5 billion
› Benchmark maturities: e.g., 3y, 5y, 10y
	Other Public Bonds
	› Strategic non-core markets: AUD, CAD, GBP, NOK, NZD, SEK
	› Niche markets: e.g., BRL, TRY, ZAR
	› Complementary issues in EUR & USD
	  › Fixed or floating rate, callables
	  › EMTN or global format
		Private Placements*
		› Tailor-made structured notes
		› Flexible in currency, structure, and maturity
		› EMTN or US-MTN format
		*Term used here in the commercial sense to refer to sales to a specific investor or a limited number of investors.

Funding volume (EUR in billion)



100
80
60
40
20
0
79.7
78.7
65.4
2011
2012
2013

Issuance by instruments (in %)



60
50
40
30
20
10
0
Benchmark
Other Public
Private
2011 2012 2013

Issuance by currencies (in %)



50
40
30
20
10
0
EUR
USD
AUD
GBP
NOK
JPY
Others
2011 2012 2013

KfW's US-MTN Program

Fact Sheet	
Program volume	USD 10 billion
Targeted investors	US-domiciled investors
Currencies	USD and other currencies
Governing law, forum	German law, Frankfurt am Main
Listing	None
Registered with the SEC	Yes

Where to find out more about

› KfW Bankengruppe: www.kfw.de

› KfW's SEC-registered securities and company information: www.sec.gov/edgar/searchedgar/companysearch.html
Subscription to KfW's e-mail US-newsletter under: www.kfw.de/us-investors

How to contact us

Dr. Frank Czichowski	Treasurer	+ 49 69 7431-2165	frank.czichowski@kfw.de
Horst Seissinger	Head of Capital Markets	+ 49 69 7431-2048	horst.seissinger@kfw.de
Petra Wehlert	Head of New Issues	+ 49 69 7431-4650	petra.wehlert@kfw.de
Alexander Liebethal	Head of New Issues	+ 49 69 7431-4656	alexander.liebethal@kfw.de
Jürgen Köstner	Head of Investor Relations	+ 49 69 7431-3536	juergen.koestner@kfw.de